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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

       EMPLOYMENT AGREEMENT, dated as of April 12, 1999 between MICHAEL KLINE (the "Executive") and AD-STAR SERVICES, INC., a New York corporation (the "Company").

       1. Term of Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on April 12, 1999 and terminating on April 11, 2001, unless sooner terminated as provided in accordance with the provisions of
Section 6 hereof. Such term of employment is herein sometimes called the "Employment Term."

       2. Duties and Responsibilities. With respect to his duties and responsibilities as Senior Vice President - Strategy the Executive shall report to the Chief Executive Officer and with respect to his duties and responsibilities as Senior Vice President - Products, the Executive shall report to the Executive Vice President.. In both capacities the Executive shall perform such duties consistent with his titles and position as may be assigned to him from time to time by the Chief Executive Officer, and the Board of Directors. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

       3. Compensation. The Company shall pay to Executive a salary at the rate of $102,000 per year payable in such manner as it shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Executive.


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       4.     Incentive Stock Options. As of the date hereof, the Company and
Executive shall enter into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which the Company shall grant to Executive options to acquire 5.26 shares of the common stock, without par value, of the Company (the "Common Stock") at a price equal to $66,977 per share and upon such terms and conditions as are set forth in its 1999 Stock Option Plan (the "Plan"). The options are intended to constitute Incentive Stock Options (the "Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). One-third of such Incentive Stock Options shall vest and become exercisable on each of April 12, 1999, 2000 and 2001, provided, however, that in the event of a change of control, as defined in the Plan, the Company terminates Executive's employment without cause or the Executive terminates his employment with good reason, all options granted to Executive which have not yet vested shall then vest and become exercisable and if the Company has an initial public offering of its securities within twelve months from the date hereof, the vesting of the outstanding invested options shall be accelerated by twelve months. All options shall expire five years from the date of grant.

       5.     Expenses and Benefits.

              (a) The Company shall, consistent with its policy of reporting and reimbursement of business expenses, reimburse Executive for such ordinary and necessary business related expenses as shall be incurred by Executive in the course of the performance of his duties under this Agreement including, but not limited to, the expenses associated with the use of a cellular telephone and internet access at Executive's home provided by a local cable service.


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              (b)    Executive shall be eligible to participate to the extent
that he qualifies in all benefit plans, including without limitation, pension, term life insurance, hospitalization, medical insurance and disability plans as are made available from time-to time to executives of the Company.

              (c) Executive shall be entitled to two weeks of paid vacation annually, which shall be taken in accordance with the procedures of the Company in effect from time-to-time.

       6.     Termination.

              (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days' written notice of termination.

              (b)    This Agreement shall terminate upon the death of Executive.

              (c) The Company may terminate this Agreement at any time because of (i) Executive's material breach of any term of this Agreement, (ii) Executive's disloyalty or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise.

              (d) The Executive may terminate this agreement for good reason, consisting of the material breach of this agreement by the Company including effecting a material change in the Executive's title, reporting relationships or responsibilities; provided, however, that relieving the Executive of one of his two titles cited in Section 2 herein shall not justify Executive's termination under this subsection.


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              (e)    In the event the Company terminates Executive's employment without cause or the Executive terminates his employment with good reason pursuant to Section 6(d) the Company shall pay the Executive for the balance of what would have been the Employment Term but for its early termination as described in this Section 6(e) one half of the monthly compensation payable to him under Section 3 hereof or three full months of compensation under Section 3, whichever is higher, provided, however, that no payment shall be made hereunder for any month in which the Company makes a payment to the Executive pursuant to
Section 8 hereof. If the amount payable under this section exceeds two months compensation, the Company may at its option pay the Executive a lump sum payment equal to two months compensation and the balance in 10 equal monthly installments with interest thereon at the rate of 8% per annum.

       7. Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter
(a) information not proprietary to the Company, (b) information which is then in the public domain, or (c) information required to be disclosed by law.

       8. Covenants Not to Compete. During the Employment Term and, subject to the last sentence of this paragraph, for a period of one year thereafter, the Executive shall not, directly or indirectly: (i) in any manner, engage in any business which competes with any business conduced by the Company and will not directly or indirectly own, manage, operate,


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join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged, (provided, however, that nothing herein shall prohibit the Executive from owning not more than three (3%) percent of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity or (iii) persuade or attempt to persuade any current client or former client with, or to reduce the amount of business it does or intends or anticipates doing with the Company. If the Executive is terminated without cause or if he terminates his employment with good reason prior to the end of the Employment Term, the covenant not to compete shall terminate unless the Company agrees to continue to pay Executive his compensation as set forth in Section 3 for one year subsequent to termination in which event the Executive shall be bound by the non-competition covenant for such one year period.

       9. Opportunities. During his employment with the Company, and for one year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

       10. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Sections 7 and 8 of this Agreement shall survive such termination.

       11. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter


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hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

       12. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

       13. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

       If to the Company
        addressed to:             Ad-Star Services, Inc.
                                  4553 Glencoe Avenue
                                  Marina del Rey, CA 90292

       with a copy to:            Morse, Zelnick, Rose & Lander, LLP
                                  450 Park Avenue
                                  New York, New York 10022

       If to Executive
        addressed to:             Michael Kline
                                  2815 Ocean Avenue
                                  Venice, California 90291


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or to such other address as the one party shall specify to the other party in writing.

       14. Indemnification. The Company shall amend its Certificate of Incorporation to provide its officers with the maximum indemnification permitted under New York law.

       15. Adjusted Cash Credit Payment. The Consultant Service Agreement between the Company and the Executive dated January 4, 1999 (the "Consultant Agreement") shall, except as indicated below, in all respects be deemed terminated as of April 12, 1999. The Company shall account to the Executive for an accumulated cash credit of $14,000 earned by him under the Consultant Agreement as follows: If the Company consummates an initial public offering (an "IPO") of its securities within 365 days from the date of this agreement and the over allotment option of the Underwriter is exercised, the Executive shall be entitled to receive in cash the Adjusted Cash Credit, as defined below, multiplied by a fraction in which the numerator shall be the market capitalization value of the Company as of the date of the IPO based on the IPO price and the denominator of which shall be $7,000,000 (the agreed upon value of the Company as of April 30, 1999). The Adjusted Cash Credit shall mean $14,000 less whatever portion of such amount the Executive elects to take prior to the IPO. In the event that an IPO does not take place or in the event an IPO takes place in which the over allotment option is not exercised, within the 365 day period the Executive shall have the right to be paid the balance of the accumulated cash credit at any time upon 30 days written notice.

       16. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       AD-STAR SERVICES, INC.

                                       By:
                                          --------------------------------

                                       -----------------------------------
                                                  MICHAEL KLINE



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